Exhibit 10.1

May 29, 2015

Merrick Ventures, LLC
350 N. Orleans Street, 10th Floor
Chicago, IL 60654
Attention: Mr. Michael W. Ferro, Jr.

Re:            Consulting Agreement

Ladies and Gentlemen:

Reference is made to the Consulting Agreement, dated as of January 1, 2009, by and between Merge Healthcare Incorporated, a Delaware corporation (the "Company"), and your affiliate, Merrick RIS LLC, a Delaware limited liability company, which was entered into on January 1, 2009, and amended on January 1, 2010 and January 3, 2012 (as amended, the "Consulting Agreement"). The Consulting Agreement expired in accordance with its terms on December 31, 2013.

The purpose of this letter agreement (this "Agreement") is to reinstate the Consulting Agreement, as amended and restated by the terms set forth in this Agreement.

Now, therefore, Merrick Ventures, LLC ("Merrick") and the Company (collectively, the "Parties") hereby agree as follows:

1.            Engagement. The Company hereby engages Merrick as an independent consultant to provide management expertise and technical services, and Merrick hereby accepts such engagement. Merrick shall provide services that include, but are not limited to, product development, strategic planning, industry marketing, investor relations, turn around management and various business relationship introductions. The services hereunder shall be undertaken by Merrick at the direction of the Chief Executive Officer of the Company.

2.            Services. All services offered hereunder are provided on a non-exclusive, as needed, basis.

3.            Term. The term of this Agreement shall be 12 months from the date hereof and shall terminate at the close of business on the first anniversary of the date hereof (the "Term"). Upon expiration of the Term, the Parties may extend the Agreement upon such terms as the Parties may mutually agree in writing.

4.            Fees. If the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a Transaction (as defined below) at a Transaction Value of at least $1 billion during the Term (or, if this Agreement is terminated by the Company other than for "cause" as determined in good faith by the Board, then within 12 months of such termination), then at the time of the consummation of such Transaction, the Company will pay Merrick a one-time cash fee (the "Fee") of $15 million. Any merger, consolidation, business combination, sale or other disposition of all or substantially of the equity interests or assets of the Company (other than those held by Merrick or its affiliates) in one transaction or a series of transactions is referred to herein as a "Transaction." For the purpose of determining whether the Fee shall be payable, the "Transaction Value" shall be, without duplication, the total proceeds and other consideration paid or received, directly or indirectly, in connection with a Transaction, including, without limitation, cash, notes, securities, and other property received by the Company or its stockholders or creditors or any of their affiliates (including, without limitation, the holders of convertible securities, options, warrants, stock appreciation rights or similar rights, whether or not vested). The Transaction Value shall include the aggregate principal amount of any debt, pension liabilities, guarantees and any other liabilities or obligations (other than, in each case, working capital items) of the Company or any of its subsidiaries outstanding as of the closing of the Transaction, and the Transaction Value shall be reduced by the Company's and its subsidiaries' cash and cash equivalents as of the closing of the Transaction. For this purpose, any securities received will be valued at the time of the closing of the Transaction as follows: (i) if traded on a stock exchange, securities will be valued at their average last sale or closing price for the ten trading days immediately prior to the closing of the Transaction; (ii) if traded primarily in over-the-counter transactions, securities will be valued at the mean of their closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of the Transaction; and (iii) if not so traded, securities will be valued at the fair market value thereof as of the day prior to the closing of the Transaction, as determined in good faith by the Board.

5.            Expenses. The Company agrees to reimburse Merrick for the actual and reasonable business expenses incurred by Merrick in connection with the performance of services on behalf of the Company as required hereunder. Such expenses shall be invoiced to the Company on a monthly basis and shall be payable no later than the 15th day after receipt of such invoice. Merrick acknowledges and agrees that the reimbursement of any third party legal, financial or other professional fees and any material expenses incurred shall be subject to prior authorization of an appropriate officer of the Company. The Company acknowledges and agrees that it has an obligation to ensure that its resources will be available to provide assistance to Merrick with respect to the services provided hereunder.

6.            Confidential Information. Due to the nature of the work performed hereunder, any information belonging to the Company with which Merrick may or has become familiar will be treated as confidential and may not be disclosed to third parties, except as required in connection with the performance of the services contemplated hereby and then only pursuant to a binding confidentiality obligation, without the written consent of the Company, whether or not this Agreement is in effect. Merrick agrees that it and all of its associates, representatives, employees, assignees or successors in interest, shall keep in strictest confidence all information relating to the products, methods of manufacture, marketing and sales plans, financial information, customer and supplier information, pricing information, trade secrets or secret processes (except information in the public domain) or the business or affairs of the Company which may be acquired in connection with or as a result of this Agreement (the "Confidential Information"). Without limiting the foregoing, any information, ideas, plans, designs, processes, material compositions, specifications, production techniques, procedures, equipment, marketing plans, proposals, financial information and customer information relating to the Company's business or products which may be acquired by Merrick in connection with or as a result of this Agreement shall be deemed "Confidential Information." During the term of this Agreement and at any time thereafter, without the prior written consent of the Company, Merrick will not publish, communicate, divulge, disclose or use any of such Confidential Information or any other information which has been designated as secret, confidential, proprietary and/or a trade secret, or which from the surrounding circumstances in good conscience ought to be treated as secret or confidential. Upon termination of this Agreement, Merrick will return to the Company all documents, graphic materials, designs, plans or other information furnished to Merrick by the Company prior to or during the term of this Agreement. Merrick's obligations under this Section 6 shall survive any termination or expiration of this Agreement.

7.            Third Party Information. Merrick agrees and understands that the Company does not desire to receive the proprietary rights or trade secrets of third parties if not so authorized, and Merrick agrees not to disclose any such proprietary rights or trade secrets to the Company during the term of this Agreement. In addition, Merrick acknowledges that the Company has received, and will in the future receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and use it only for certain limited purposes. Merrick agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Merrick personnel who need to know such information in connection with their work performed hereunder) or to use, except in connection with Merrick's work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

8.            No Conflicting Obligations. Merrick represents and warrants that it is not bound by or subject to any contractual or other obligation that would be violated by its execution or performance of this Agreement.

9.            Non-Interference With Business. The Parties agree that neither Party shall solicit or induce any employee, independent contractor or customer of the other Party to terminate or breach an employment, contractual or other relationship during the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement.

10.         Indemnification. Each Party shall indemnify, defend and hold harmless the other Party from and against all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortuous acts caused or contributed to by the indemnifying Party or anyone acting under such Party's direction or control or in such Party's behalf in the course of its performance under this Agreement, provided such indemnification and hold harmless agreement shall not be applicable to any liability based on the sole negligence of the indemnified Party.

11.         Independent Contractor. It is expressly understood and agreed that the relationship of Merrick to the Company, as relates to the performance of Merrick’s duties under this Agreement, shall be that of an independent contractor and not of a partner, agent or employee. During the term of this Agreement and while performing its obligations hereunder, Merrick shall not be, in any way, a legal representative or agent of the Company, and shall not have the right or authority to assume or create any obligation or make any representations of any kind, express or implied, on behalf of the Company or to bind the Company in any respect whatsoever.

12.         Non-Assignability. This Agreement shall not be assignable by either Party, in whole or in part, without the prior written consent of the other Party.

13.         Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the United States and the State of Delaware, exclusive of its conflicts of laws provisions.

14.         Severability; Waiver. The provisions of this Agreement are several, and in the event that any provision or portion of this Agreement is declared illegal or unenforceable, the remainder of the Agreement shall be effective and binding on the parties. No waiver of any breach of any of the covenants, agreements or provisions herein contained shall be construed as a waiver of any subsequent breach of the same or any other covenant or provision.

15.         Entire Agreement; Modification in Writing. This Agreement contains the entire and only agreement between the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements, communications or representations whether oral or written with respect to the subject matter hereof. This Agreement may not be amended, altered, modified or changed except by written instrument signed by duly authorized representatives of each Party.

16.         Tax Treatment and Responsibility. The Company will provide Merrick with a Form-1099 for any payment made under this Agreement at the appropriate time. Merrick will be responsible for reporting and paying any federal and state taxes owing on any payments received under this Agreement. The Company shall be entitled to report such payments to applicable taxing authorities in accordance with applicable law, and may withhold from any amounts, any taxes and other charges required to be withheld under applicable law. The Company shall have no obligation to indemnify, gross up, or otherwise reimburse Merrick (or its equityholders or other affiliates) for any tax, additional tax, interest, penalty, expense resulting from, or with respect to, any payment provided herein, including without limitation any amount imposed under the Internal Revenue Code of 1986, as amended, or any corresponding provision of state, local, or foreign law. Merrick shall indemnify the Company for any loss, damage, tax, expense, or other amount imposed on the Company that directly or indirectly results from Merrick (or its equityholders or other affiliates) having failed to timely pay or account for its (or their) taxes or to comply with any applicable tax law.

17.         Reports and Disclosures. Nothing in this Agreement will be construed to prohibit Merrick (including, for purposes of this Section, its officers, directors, managers, employees or other affiliates) from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the United States Department of Justice, the Securities and Exchange Commission, the United States Congress or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Merrick may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law. Merrick does not need the prior authorization of the Company to make any such reports or disclosures, and Merrick is not required to notify the Company of any such reports or disclosures.

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Please confirm our mutual understanding by signing and returning to the Company a copy of this letter agreement.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn

Its:	Chief Executive Officer

Agreed and accepted as of the date
first written above:

MERRICK VENTURES, LLC

By:	Michael W. Ferro, Jr.
Michael W. Ferro, Jr.
Its:	Chief Executive Officer